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2003/wordml013fSUB ITEM 77C

The shareholders of MFS High Income Municipal Trust (the "Trust"), held an annual meeting of shareholders on October 9, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 2:  To approve an Amended and Restated Declaration of Trust.

                                                  % of Outstanding Shares
                                                          For

Votes For            Votes Against    Votes Abstain


17,092,732.218179   850,754.836283   632,634.322126   54.67%

Preferred Series T

                                                     % of Outstanding Shares


1,875.094400          303.166400      169.739200      78.13%

Preferred Series W
                                                   % of Outstanding Shares


1,905.546000            200.190600     294.263400      79.40%


Proposal 3: To amend or remove certain fundamental investment policies of the Trust.
                                                   % of Outstanding Shares

16,831,027.818139   1,037,908.411706  707,185.146743   53.83%

Preferred Series T


                                                   % of Outstanding Shares


1,869.484800        317.190400         161.324800         77.89%



Preferred Series W


                                                    % of Outstanding Shares


1,920.682700        185.053900        294.263400            80.03%